EXHIBIT 99.1

Heelys, Inc. Reports Third Quarter 2011 Financial Results

DALLAS, Nov. 9, 2011 (GLOBE NEWSWIRE) -- Heelys, Inc. (Nasdaq:HLYS) today reported the following financial results for the third quarter ended September 30, 2011. The "Company" and "Heelys" refer to Heelys, Inc., a Delaware corporation, and its direct and indirect subsidiaries.

Year-over-Year Quarterly Comparisons

Domestic net sales increased $992,000, from $1.3 million for the three months ended September 30, 2010, to $2.3 million for the three months ended September 30, 2011. The increase in domestic net sales is primarily the result of increased unit sales of our HEELYS wheeled-footwear resulting from expanded placement from the same period last year in existing and new retail outlets. International net sales decreased $2.6 million, to $4.3 million for the three months ended September 30, 2011, from $6.9 million for the three months ended September 30, 2010. This decrease in international net sales was primarily the result of reduced sales in the Japanese market resulting from the transition from sales to a third-party distributor to the establishment of our own sales office in that market and the impact of the March 2011 earthquake and related tsunami, nuclear and other disasters in the region, as well as continued decreases in sales in our French and German markets, offset by significantly higher sales in our Italian market and to our independent distributor in Russia. On a consolidated basis, net sales decreased $1.6 million, to $6.6 million for the three months ended September 30, 2011, from $8.2 million for the three months ended September 30, 2010.

Consolidated gross profit margin decreased to 36.8% for the three months ended September 30, 2011, from 39.7% for the three months ended September 30, 2010.  The decrease in gross profit margin was primarily the result of discounted sales of footwear purchased from our former distributor in Japan and the cost to destroy damaged product in Europe that we deemed to be unsellable.

Selling and marketing expenses increased from $1.0 million for the three months ended September 30, 2010, to $1.8 million for the three months ended September 30, 2011. This increase was primarily due to marketing and advertising costs for development of new online advertising materials to support back-to-school efforts including games, banner ads and videos, as well as two new television commercials and in-store displays that are available to our distributors globally for this holiday season and beyond, and increased commissions on international sales attributable to an increase in sales in our Italian market.

General and administrative expenses increased $122,000, primarily due to increased shipping and handling costs resulting from increased sales in our Italian market and handling costs of our inventory in Japan and  increased general and administrative costs directly attributable to opening and operating our office in Japan. These increases were offset by a decrease in legal and other fees related to our intellectual property and associated enforcement efforts, which are the result of differing enforcement actions during the periods and an overall cost containment effort by management.

Loss from operations increased from a loss of $185,000 for the three months ended September 30, 2010, to a loss of $1.9 million for the three months ended September 30, 2011.

The Company reported a net loss of $1.5 million, or $(0.05) per fully diluted share, for the three months ended September 30, 2011.  The Company reported a net loss of $69,000, or $(0.00) per fully diluted share, for the three months ended September 30, 2010.

Balance Sheet

As of September 30, 2011, the Company had combined cash and investments totaling $62.6 million, compared with cash and investments of $67.6 million as of December 31, 2010. The change in the Company's cash position was primarily the result of the loss from operations for the nine months ended September 30, 2011, inventory purchased from our former Japanese distributor, inventory purchased to support business operations and timing of the collection of trade receivables.

Management Comments

Tom Hansen, chief executive officer of the Company, commented, "Momentum remains strong in the U.S. where we continue to add new doors and sustain the sell through gains we made during Q2. We still expect our holiday door count to be up approximately 50% from last year and we're on track to continue our year-over-year sales growth in the U.S. through Q4. Difficult economic conditions and uncertainty continue to impact consumer spending throughout Europe though our sales remain strong in our newer markets such as Italy. Japan remains a difficult environment and a challenge. Decreases in consumer spending and aging inventory have had an impact on our business there. After meetings with Japanese toy and sporting good retail partners, our impression is that the impact of the earthquake and tsunami on the cultural environment there is beginning to ease. Reception of the first models from our new global design initiative has been positive and we expect that new product to hit the Japanese market mid-summer. We still see opportunities in Asia and we're accelerating our efforts to increase distribution and drive our business in the region."

Conference Call

The Company will host a conference call and webcast on Thursday, November 10, 2011 to discuss its financial results for the third quarter ended September 30, 2011.  The teleconference will begin at 11:00 a.m. Eastern Time.  To participate in the teleconference, investors should dial (877) 342-9747 a few minutes before the call begins. International callers may dial (678) 304-6848.  The broadcast will also be available at http://investors.heelys.com/events.cfm.  An audio replay of the webcast will be archived on the Heelys' investor website for one year.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products primarily under the HEELYS(R) brand targeted to the youth market. The Company's primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to rolling by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of Heelys are "forward-looking statements" for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as "subject to," "believes," "anticipates," "plans," "expects," "intends," "estimates," "may," "will," "should," "can," the negatives thereof, variations thereon, similar expressions, or discussions of strategy.  All forward-looking statements are based upon management's current expectations and various assumptions, but they are inherently uncertain, and Heelys may not realize its expectations and the underlying assumptions may not prove correct.  Heelys' actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of Heelys' net sales are generated by one product, Heelys' intellectual property may not restrict competing products that infringe on its patents from being sold, continued changes in fashion trends and consumer preferences and general economic conditions, Heelys' dependence on independent manufacturers, Heelys may not be able to successfully introduce new product categories, and additional factors which are detailed in Heelys' filings with the Securities and Exchange Commission, including the Risk Factors contained in Heelys' Annual Report on Form 10-K, as modified and supplemented in other filings from time to time.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and Heelys undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$ 6,624	$ 8,248	$ 21,069	$ 23,704
Cost of sales	4,186	4,972	11,712	13,530
Gross profit	2,438	3,276	9,357	10,174

Selling and marketing expenses	1,826	1,026	5,388	3,859
General and administrative expenses	2,557	2,435	8,085	7,604
Loss from operations	(1,945)	(185)	(4,116)	(1,289)

Other (income) expense, net	(566)	(266)	(741)	(956)
Income (loss) before income taxes	(1,379)	81	(3,375)	(333)

Income tax expense	85	150	245	445

Net loss	$ (1,464)	$ (69)	$ (3,620)	$ (778)

Net loss per share:
Basic and diluted	$ (0.05)	$ (0.00)	$ (0.13)	$ (0.03)

Weighted-average shares:
Basic and diluted	27,571	27,571	27,571	27,571

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands)

	September 30,	December 31,
Assets	2011	2010

Current Assets:
Cash and cash equivalents	$ 23,149	$ 35,320
Investments	39,458	32,299
Accounts receivable, net of allowances	3,722	3,135
Inventories	9,715	6,810
Prepaid expenses and other current assets	946	689
Income taxes receivable	242	--
Deferred income taxes	8	8
Total current assets	77,240	78,261

Property and Equipment, net of accumulated depreciation	650	798
Patents and Trademarks, net of accumulated amortization	331	372
Intangible Assets, net of accumulated amortization	474	689
Goodwill	1,609	1,568
Deferred Income Taxes	156	126

Total Assets	$ 80,460	$ 81,814

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$ 1,794	$ 1,089
Accrued liabilities	2,954	1,661
Income taxes payable	86	506
Deferred income taxes	17	18
Total current liabilities	4,851	3,274

Long Term Liabilities:
Income taxes payable	659	547
Deferred income taxes	18	2
Other long term liabilities	246	219

Total Liabilities	5,774	4,042

Stockholders' Equity:
Common stock	28	28
Additional paid-in capital	65,989	65,691
Retained earnings	8,921	12,541
Accumulated other comprehensive loss	(252)	(488)
Total stockholders' equity	74,686	77,772

Total Liabilities and Stockholders' Equity	$ 80,460	$ 81,814

CONTACT: Tom Hansen / Chief Executive Officer
         Craig Storey / Chief Financial Officer
         (214) 390-1831